Exhibit 99.1

Paul, Hastings, Janofsky & Walker LLP
875 15th Street, NW
Washington, DC 20005
Telephone: (202) 551-1700
Facsimile: (202) 551-1705
John J. Gallagher (JG 8735)
Robert S. Span (RS 7697)
Neal D. Mollen (NM 6816)

Attorneys for Debtors and
  Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: DELTA AIR LINES, INC., et al., Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 05 - 17923 (PCB) (Jointly Administered)

SECOND DECLARATION OF EDWARD H. BASTIAN IN SUPPORT OF MOTION TO
REJECT ALPA COLLECTIVE BARGAINING AGREEMENT

-i-

Edward H. Bastian declares and says:
1.    I am Executive Vice President & Chief Financial Officer (“CFO”) of Delta Air Lines, Inc. (“Delta” or the “Company”). I was first employed by Delta in October 1998 as Vice President of Finance and Controller; I was promoted to the position of Senior Vice President-Finance & Controller in February 2000. I resigned from Delta in January 2005 and became CFO of Acuity Brands, Inc. After approximately two months as CFO of Acuity Brands, Inc., I returned to Delta as CFO in July 2005. In this capacity, I am familiar with Delta’s day-to-day operations, business and financial affairs.

2.    Except as otherwise indicated, all facts set forth in this Declaration are based upon my personal knowledge, my experience, knowledge, and information concerning the operations of Delta and the airline industry as a whole, my review of relevant business records, or information provided to me by employees working under my supervision. If called upon to testify, I would testify competently to the facts set forth in this Declaration. Unless otherwise indicated, the financial information contained herein is unaudited and provided on a consolidated basis for Delta.

3.    The Declaration of Edward H. Bastian (“First Bastian Declaration”), filed on September 14, 2005 in support of Delta’s Informational Brief and First Day Motions, sets forth Delta’s current financial circumstances. The First Bastian Declaration is incorporated herein by this reference. I make this second Declaration in support of Delta’s motion under 11 U.S.C. 1113(c) to reject its collective bargaining agreement (the “ALPA Agreement”) with the Air Line Pilots Association, International (“ALPA”).

I.    OVERVIEW
4.    Delta is committed to becoming a viable enterprise. To this end, Delta has prepared an In-Court Business Plan1  (the “Business Plan”) to transform itself. As set forth in Delta’s Informational Brief filed on September 14, 2005, Delta recognizes that the industry’s economic landscape is forever changed. Accordingly, the Business Plan calls for the restructuring of Delta’s business, operating strategies and finances to enable Delta to emerge from bankruptcy as an economically viable airline in this new competitive environment.

5.    Delta cannot continue to fund losses with borrowed money. Delta will not be able to attract financing and other capital necessary to emerge successfully from Chapter 11 unless it demonstrates the ability to generate cash flow sufficient to enable debt reduction and capital investment, create positive returns for shareholders, and ensure a stable and rewarding career opportunity for employees. To achieve this, Delta must provide outstanding customer service, pursue profitable growth, reduce its costs, and repair its balance sheet. Each major element of the Business Plan is essential to achieving the targeted results, and must be analyzed in the context of its contribution to the whole.

1 References to the Business Plan in this Declaration refer to the plan as updated as of October 20, 2005. The Business Plan, including its liquidity and other financial forecasts, is a dynamic plan which is based on assumptions and projections that Delta will periodically review in response to factors such as changing airline industry and general economic conditions.

6.    The Business Plan forecasts that Delta’s $2.1 billion loss2  projected for 2005 will be reduced to a $412 million loss in 2006. Delta forecasts a profit of $498 million in 2007. In order for the Business Plan to have a chance to be successful, however, Delta needs first to survive a serious but short-term liquidity shortfall; Delta intends to accomplish this with the debtor-in-possession (“DIP”) financing approved by this Court. Then, through changes designed to achieve long-term rebalancing of its cost and revenue structure (to decrease costs and increase revenues), Delta will become a viable competitor in an airline marketplace where fare levels are largely set by low cost carriers. These two steps are inter-related: Delta needs to overcome the short-term liquidity shortfall to have the ability to execute the fundamental changes to its business and financial model that are prerequisites to achieving long-term viability.

7.    The continued availability of the DIP financing depends upon Delta’s ongoing financial performance in accordance with the Business Plan. Unless Delta substantially reduces its losses and then becomes profitable, as contemplated by the Business Plan, Delta is unlikely to achieve a successful reorganization. The liquidity provided by the DIP financing is necessary to give Delta the time to restructure its business. It is also necessary to enable Delta to have a buffer to withstand uncontrollable or unforeseeable events, such as increases in the price of jet fuel materially beyond our forecasts.

2 This projection excludes special items and certain reorganization items which Delta believes are not representative of recurring operations. For example, in the March 2005 quarter, Delta recorded special items totaling a net $387 million charge. These items include (a) charges related to employee initiatives under the Transformation Plan, the defined benefit pension plan for pilots, and the retirement of certain aircraft; and (b) a benefit from a reduction in Delta’s required deferred income tax asset reserve.

8.    In the first half of 2005, mainline labor costs constituted 36% of Delta’s total mainline operating costs excluding special items, and were Delta’s largest single cost category. Despite the reductions agreed to as part of Delta’s out of court restructuring in 2004, Delta’s mainline pilot labor costs for the first half of 2005 were among the highest in the industry and represented 35% of Delta’s mainline labor costs. Given the significant size of both pilot and non-pilot labor costs, Delta cannot ignore labor costs as it moves to a competitive cost structure that is necessary for a successful reorganization.

9.    The Business Plan requires reduction of Delta’s total labor costs by $930 million annually, composed of annual reductions in pilot labor costs of $325 million (the “Section 1113 Proposal”), and annual reductions in non-pilot labor costs of $605 million.3  Labor cost reductions for both pilots and non-pilots are essential to Delta’s ability to reorganize, and the longer the delay before Delta realizes these savings, the more difficult the challenge to create a company that can emerge from Chapter 11 financially sound and viable. In addition, failure to obtain the necessary labor cost reductions in the amounts and on the schedule contemplated by the Business Plan presents the risk of a breach of the covenants in Delta’s DIP loans, and thus imperils Delta’s survival.

3 All labor cost reductions discussed in this Declaration, for both pilots and non-pilots, are calculated on the basis of changes to wages, work rules (and reductions in headcount due to changes in work rules), employee benefits, and net benefits from outsourcing. These reductions do not include (a) cash saved due to the suspension of Delta’s pre-petition funding contributions to its defined benefit pension plans; (b) reductions in employment costs from reduced headcount due to planned capacity reductions; (c) labor cost reductions at Delta subsidiaries Comair, Inc., DAL Global Services, LLC, Delta AirElite Business Jets, Inc., and Delta Connection Academy, Inc.; or (d) changes to medical benefits for existing retirees.

10.    Delta has already begun the process of reducing non-pilot labor costs. On September 22, Delta announced the changes in wages, benefits and work rules which will be implemented for non-pilot employees, with wage reductions beginning November 1, 2005. Failure to achieve the proposed pilot labor cost reductions would leave Delta with a cost structure that is not sustainable in the long term. The sooner Delta’s revenues and costs are brought into appropriate alignment, the sooner Delta can emerge from bankruptcy. There is no good reason to delay the necessary adjustment in just one element - pilot labor costs - when its necessity is clear and unavoidable. As a result, rejection of the ALPA Agreement, and implementation of Delta’s Section 1113 Proposal, is an essential prerequisite to Delta’s successful reorganization.

II.    DELTA MUST PRESERVE ITS LIQUIDITY AND GENERATE POSITIVE CASH FLOW

11.    Prior to the Petition Date, Delta had suffered significant declines in its liquidity that would have resulted in a crisis before the end of 2005 without additional financing:

12.    As shown in the chart above, Delta started 2005 with $1.8 billion of liquidity (cash and cash equivalents plus short-term investments). By August 31, that amount had declined to $1.2 billion. Without the protections of Chapter 11, and without the DIP financing, we projected that Delta’s liquidity would have fallen to $693 million by September 30, $414 million on October 31, and $203 million on November 30, 2005. We projected that all available cash would have disappeared before December 31, 2005.

13.    Even with the relief accorded by Chapter 11, the availability of DIP financing, the planned labor cost reductions and the other benefits to be received under the Business Plan, our current projection is that Delta’s liquidity will decline by over $450 million between November 30, 2005 and January 31, 2006, and will remain at or below $1.4 billion through May 2006.

14.    If, however, Delta fails to achieve the proposed $930 million in total annual labor cost reductions on the schedule contemplated by the Business Plan, Delta’s liquidity would decline more rapidly and would be below $1 billion from December 2006 through May 2007:

15.    By any measure, Delta is a major business enterprise which requires a reasonable amount of liquidity to support its operations. Historically, Delta has maintained available liquidity (including undrawn amounts under credit facilities) at or above $1.5 billion. Delta’s cash disbursements were approximately $1.5 billion per month for July and August 2005 and are expected to be approximately $1.4 billion per month in the fourth quarter of 2005. In my judgment, given the lack of available financing alternatives and the volatility of jet fuel prices, prudent management requires that Delta maintain a minimum liquidity balance of at least $1 billion to support ongoing operations. While it is possible to dip below that level for a brief period of time, Delta’s viability is significantly at risk with liquidity below $1 billion for any significant period of time.

16.    Delta cannot count on revenue increases in addition to those set out in the Business Plan to improve its liquidity. We view our revenue projections as aggressive but attainable. Nonetheless, the revenue projections are subject to factors beyond our control. Accordingly, it is quite possible that revenues will actually be lower than projected, thereby increasing the liquidity risks. If revenue falls below projections, or if other uncontrollable events, such as further increases in the price of jet fuel, increase our expenses, any cash safety margin we may have could quickly disappear. In that event, Delta would be required to act quickly to reduce costs and preserve cash, most likely through further contraction of its schedule.

17.    Delta is doing everything it can to preserve and enhance its liquidity. With the assistance of The Blackstone Group L.P. (“Blackstone”), Delta was able to obtain a $1.9 billion4  DIP loan from General Electric Capital Corporation and Morgan Stanley (the “GE DIP”), which Blackstone and Delta agreed offered the best available terms. The GE DIP contains several covenants, including two primary financial covenants which require Delta to achieve financial performance within a range of the projections contained in the Business Plan: (a) a minimum EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization, and Aircraft Rent) covenant; and (b) a minimum cash balance requirement (the “Aggregate Cash On Hand Covenant”). Breach of either of these financial covenants constitutes an event of default under the GE DIP.

18.    In addition, Delta has obtained a $300 million5  subordinated DIP facility (the “AMEX DIP”) from American Express (“AMEX”) to provide additional liquidity. Blackstone and Delta concluded that the AMEX DIP provided necessary additional liquidity on acceptable terms, especially over the projected low point in Delta’s available cash in the spring of 2006. The AMEX DIP contains the same financial covenants as the GE DIP.

19.    The GE DIP and AMEX DIP, combined, provide approximately $1.2 billion of incremental liquidity, after payment of approximately $980 million in secured pre-petition financing from GE and AMEX.

20.    In addition to the liquidity initiatives described in the preceding paragraphs, Delta is moving quickly to implement its Business Plan to turn ongoing losses into profits

4 This includes the “upsizing” of $200 million approved by this Court on October 6, 2005.

5 The AMEX DIP was originally $350 million; $50 million was repaid in connection with the upsizing of the GE DIP included in this Court’s final approval on October 6, 2005.

as rapidly as possible. As described in greater detail in Section III below, the Business Plan calls for $3 billion of annual cost reductions and revenue enhancements in addition to the $5 billion in annual benefits contemplated by Delta’s Transformation Plan.

21.    There are two significant cost items that are beyond Delta’s control: jet fuel and pilot labor costs. With regard to jet fuel, Delta is, of course, at the mercy of the market. Delta’s pilot labor costs are governed by the ALPA Agreement, and can only be changed through negotiations with the pilots or with the judicial relief sought by this motion.

22.    The dramatic increase in the price of jet fuel over the past two years has been a major factor negatively impacting Delta’s liquidity. The following chart shows the price of jet fuel since the beginning of 2004:

1
Source: Weekly Petroleum Status Report / Energy Information Administration. October monthly spot price reflects monthly average through 10/21/05, which is the most current published information at the time of this filing.

2	Monthly spot prices are calculated by taking an unweighted average of the daily closing spot prices over the month.
3	Kerosene-Type Jet Fuel is used for commercial and military turbojet and turboprop aircraft engines
4	U.S. Gulf Coast price is used because it measures the market geographically closest to most of Delta's fuel purchasing.
5	These prices do not include transportation charges, which are included in the prices referenced in the Business Plan.

23.    The Business Plan assumes that the average price of jet fuel will be (1) $2.01 per gallon for the four months ending December 31, 2005 (which reflects projected crude oil and crack spread prices of $68 per barrel and $16.50 per barrel, respectively); and (2) $1.73 per gallon in 2006 and 2007 (which reflects projected crude oil and crack spread prices of $60 per barrel and approximately $13 per barrel, respectively). I believe those are reasonable assumptions, given the uncertainties in the market. Over the last year, the price of jet fuel has risen at a faster rate than the price of crude oil. The crack spread has increased sharply in the last year (even before Hurricanes Katrina and Rita shut down refineries from which Delta obtains much of its jet fuel), and continues to be significantly higher than historical levels. Thus, even if the price of crude oil declines, if the crack spread continues to increase, the price of jet fuel may not decline.

24.    The chart below shows Delta’s twelve month rolling EBITDAR (a) as projected in the Business Plan; and (b) as projected with 2006-2007 jet fuel at $2.00 per gallon and without the $325 million of annual pilot labor cost reductions contemplated by the Business Plan. The chart also shows the minimum EBITDAR covenant in the GE DIP and the AMEX DIP. These projections illustrate the significant uncertainty and risk for Delta created by jet fuel price volatility. In fact, if the price of jet fuel is at $2.00 per gallon in 2006 (the average level projected for the four months ending December 31, 2005 in the Business Plan is $2.01 per gallon), instead of declining as the Business Plan projects, and Delta does not achieve the $325 million of annual pilot labor cost reductions on the schedule contemplated by the Business Plan, then Delta would likely breach the EBITDAR covenant in February 2006:

1	Earnings before interest, taxes, depreciation, amortization, and aircraft rents
2	Includes cash benefit allowed by EBITDAR covenant
3	Excludes $325 million of annual labor cost reductions contemplated by the Business Plan
4	2006-2007 projections do not include any revenue offsets, capacity reductions, or other cost reduction measures that might be taken to offset sustained higher than expected fuel prices.

25.    The chart below shows the projected twelve month rolling EBITDAR if Delta does not achieve the proposed $930 million in total labor cost reductions on the schedule contemplated by the Business Plan. Clearly, the labor cost reductions are necessary. Without them, Delta will likely breach the EBITDAR covenant in early 2006 even if the price of jet fuel is at $1.73 per gallon in 2006:

1	Earnings before interest, taxes, depreciation, amortization, and aircraft rents
2	Excludes $930 million of annual labor cost reductions contemplated by the Business Plan
3	Includes cash benefit allowed by EBITDAR covenant
4	2006-2007 projections do not include any revenue offsets, capacity reductions, or other cost reduction measures that might be taken to offset sustained higher than expected fuel prices.

26.    DIP lenders have told us that they want to see solid evidence that Delta can achieve its Business Plan and return to profitability, and have conditioned continued financing on demonstrated progress, as established through covenants in the DIP loan agreements. One crucial aspect of the Business Plan is the overall annual labor cost reduction of $930 million, which includes annual pilot labor cost cuts of $325 million. Delta would not have obtained the DIP financing without being able to show the lenders projected operating and financial performance in the Business Plan that reflects, among other initiatives, competitive labor costs for all employee groups.

27.    While the DIP financing will go a long way to resolving Delta’s immediate liquidity crisis, it will not fix Delta’s basic problem - that our costs exceed our ability to produce revenue. Only a competitive cost structure, combined with a restructured balance sheet, can give Delta an opportunity to survive as a viable airline when it emerges from Chapter 11. That is why Delta has identified, and must realize, the cost savings in the Business Plan. Since each major element of the Business Plan is essential to achieving the targeted results, and must be analyzed in the context of its contribution to the whole, there is simply no doubt that the proposed $325 million in annual pilot labor cost reductions is essential to Delta’s successful reorganization.

III.    THE BUSINESS PLAN TRANSFORMS DELTA’S COST STRUCTURE

28.    The Business Plan seeks an additional $3 billion in annual financial benefits to enable Delta to successfully reorganize and survive as a viable airline in today’s intensely competitive environment. This amount is in addition to the $5 billion in annual benefits to be achieved by the end of 2006, as compared to 2002, under the Transformation Plan.6  We arrived at the required total amount of $3 billion of annual revenue enhancements and cost reductions by identifying actions which, in combination, would enable Delta to generate positive cash flow over the two year period, 2006-07, and beyond, sufficient to provide for debt reduction and capital investment, create positive returns for potential investors, and preserve stable and rewarding career opportunities for employees under a competitive cost structure. We analyzed our expected revenues, and looked at all feasible options for enhancing revenues. After analyzing revenues, we analyzed Delta’s expenses, seeking to identify all controllable non-labor costs which could be reduced while maintaining a safe

6 By June 30, 2005, Delta implemented initiatives to achieve approximately 85 percent of the $5 billion in annual benefits required by the Transformation Plan. Delta is on track to achieve the balance of the benefits by the end of 2006. I describe these initiatives in Section V below.

operation that could generate the forecast revenues. I described this process to Delta's Board of Directors and to ALPA's leaders and advisors prior to Delta's filing.

29.    The Business Plan calls for Delta to achieve $3 billion in annual financial benefits (revenue enhancements and cost reductions) from the following sources:

•
$970 million is to be realized annually through in-court savings such as debt relief, lease and facility savings, aircraft lease rejections and renegotiations, restructuring of vendor contracts, and changes to medical benefits for existing retirees. Delta has begun the process by rejecting leases on 40 aircraft which we were not operating on the day of our Chapter 11 filing. We plan to reduce our fleet by an additional 80-plus aircraft by the end of 2006. This accelerates by two years our initial plan to reduce fleet complexity by four types.

•
$1.1 billion is to be realized annually through revenue and network improvements from a wide-range of integrated initiatives such as fleet simplification, international expansion fueled by domestic capacity reductions, and the further right-sizing and simplification of our hubs - including more point-to-point flying and a greater local traffic mix.

•
$930 million is to be realized annually through reduced employment costs from changes to pay and benefits for both pilots and non-pilots, as well as productivity improvements, outsourcing and overhead reductions. This total represents an annual, ongoing savings of $325 million from Delta pilots and $605 million from our non-pilot workforce - including management.7

30.    The Business Plan contemplates that approximately 7,000-9,000 additional jobs will be eliminated systemwide by the end of 2007. Delta plans to achieve these reductions through recently announced changes to strengthen our route network and right size our Cincinnati hub, increased outsourcing and reduced overhead. The final number of job reductions will depend in part upon changes to our fleet.

31.    The Business Plan will result in a smaller, more formidable company by the end of 2007. Delta plans to reduce its domestic mainline capacity by between 15-20 percent due to over-capacity in the U.S. market. Delta’s international flying is expected to increase by 25 percent by serving routes with greater profit potential. Overall, we plan to trim mainline capacity by approximately 7 percent while improving revenues and cutting costs. We intend to move from being an unprofitable airline today, to a profitable airline in just over two years.

32.    As illustrated in Delta’s First Day Informational Brief, Delta has lost pricing power and faces intense price competition throughout its domestic system. The Business Plan anticipates that nominal yields will grow by approximately 3.2 percent annually in 2006 and 2007, primarily as a result of Delta’s capacity reductions and network initiatives. Delta projects its load factor will increase from 76.6 percent in 2005 to 77.6 percent by 2007 by better matching customer demand with flight offerings.

7 Based on changes to wages, work rules (and reductions in headcount due to changes in work rules), employee benefits, and net benefits from outsourcing. See Note 3, above.

33.    Consistent with the Business Plan, Delta sold one of its owned regional carriers, Atlantic Southeast Airlines (“ASA”). ASA was a non-core asset which we sold for a purchase price of $425 million (subject to a working capital adjustment) and $50 million related to certain aircraft deposits.

34.    The cost reduction targets in the Business Plan cover every aspect of Delta’s business and are essential to Delta’s survival. I believe that Delta is pursuing all material and feasible cost reduction possibilities. The Business Plan projects that, even with the substantial expense reductions that have been achieved over the last four years, and the further reductions called for through the Chapter 11 process, including the labor cost cuts, Delta will post a loss of $412 million in 2006.

35.    Thus, it is imperative that Delta realize the cost savings envisioned in its Section 1113 Proposal, as well as the other non-pilot labor cost savings, as quickly as possible. Delta cannot continue to fund losses with borrowed money. With the acquisition of DIP financing, Delta has resolved its immediate liquidity crisis. But this does not mean that Delta has solved its underlying problem - a weak balance sheet and costs that exceed revenues. As long as Delta’s cost structure is not competitive, Delta is likely to continue to lose money and have no prospect of a successful reorganization. For these reasons, attainment of the cost reductions called for by the Business Plan is a necessary part of a successful restructuring.

IV.    DELTA’S PILOT LABOR COSTS MUST BE REDUCED BY $325 MILLION  ANNUALLY

36.    Labor cost reductions are a significant and necessary element of the Business Plan. As discussed above, the Business Plan calls for total labor cost reductions of $930 million annually through initiatives implemented beginning on November 1, 2005. Delta needs these labor cost reductions to: (a) achieve long-term viable cash flow and operating results; (b) create a competitive cost structure with low cost carriers; (c) satisfy the EBITDAR and minimum cash covenants in our DIP financing; and (d) secure the proper balance of equity/debt financing to enable a successful emergence from bankruptcy.

37.    Reductions in pilot labor costs are an essential component of the Business Plan for three reasons:

•
their magnitude. Delta’s mainline pilot labor costs were 35% of Delta’s total mainline labor costs during the first half of 2005. Delta’s mainline pilot labor costs are expected to total approximately $1.6 billion in 2005 (before implementation of the Section 1113 Proposal).

•
their relationship to external market comparators. Delta’s pilot cost structure is markedly higher than those of its competitors. Pilot labor cost reductions are essential if Delta is to achieve a competitive cost structure.

•	internal equity. Pilot cost reductions are necessary to achieve an equitable sharing of the burden between Delta’s pilot and non-pilot employees.

A.    Delta’s Unit Labor Costs Before And After Restructuring

38.    All U.S. air carriers are required to report a variety of cost and revenue data to the US Department of Transportation (“DOT”). It is standard practice in the airline industry to use these data to compare the labor cost structure of various air carriers based upon a standard measure of unit costs: labor cost per available seat mile (labor “CASM”).8  DOT reporting forms also show pilot labor costs as a separate line item. As a result, it is possible to analyze and compare pilot and non-pilot labor CASM across carriers. Such a comparison demonstrates that, even after the $1 billion in pilot labor cost reductions agreed to in 2004, Delta’s mainline pilot labor costs remain among the highest when compared to Delta’s domestic competitors on a stage length adjusted basis9 :

8 ASM (Available Seat Mile) is a measure of capacity which is calculated by multiplying (a) the total number of passenger seats available during a reporting period by (b) the total number of miles flown during that period. CASM (Cost per Available Seat Mile) is the amount of operating cost incurred per available seat mile during a reporting period. CASM is a standard measure of unit cost.

9 Stage length adjusting is a widely accepted industry practice that permits a more accurate comparison of unit costs across the industry. In general, shorter stage length flights (i.e., flights having a shorter distance) have a higher unit cost than longer stage length flights (i.e., flights having a longer distance) because (a) fixed costs are spread over fewer ASMs on shorter stage length flights; and (b) take-offs and landings are a major cost driver. Assuming two carriers have similar cost structures, the carrier that flies a shorter average stage length will have a higher unit cost than the carrier that flies a longer average stage length. To achieve a more uniform comparison, unit costs are adjusted as though the other airlines’ routes were the same average stage length as Delta’s.

1	All figures stage length adjusted to Delta average stage length of 1,020 miles and exclude special items.
2	Delta (Post Transformation) includes annual pilot labor cost reductions of $325 million. Source: US DOT Form 41 Data for 2Q05, Northwest (Post Reduction) from its Section 1113 filing

39.    Notably, Delta’s non-pilot mainline labor CASM for the second quarter of 2005 is in a better relative position, indicating that Delta’s labor costs for non-pilots are not as far above the costs of low cost carriers as are Delta’s pilot labor costs:

40.    Delta has calculated the impact of implementing its proposed labor cost reductions for both pilot and non-pilot employees. The results, shown on the charts above, confirm that Delta’s proposed labor cost reductions will reduce its mainline pilot and non-pilot labor costs per available seat mile to a level where they are generally comparable to—but still higher than-- the costs of the low cost carriers and the recently reorganized US Airways.10  These results also confirm that Delta’s proposed labor cost reductions (a) are

10 Assumes no change in unit labor costs for other carriers from June 2005 quarter levels. Delta analyzed its post-restructuring mainline labor CASM in two ways: (a) by calculating what Delta’s June 2005 quarter mainline labor CASM would have been had the proposed $930 million in annual labor cost reductions been in effect, and (b) by calculating Delta’s projected mainline labor CASM for the June 2007 quarter under the Business Plan. The results were virtually identical.

essential for Delta to achieve a competitive labor cost structure; (b) would not make Delta’s labor costs the lowest for either pilots or non-pilots; and (c) are equitable in terms of market rates for both pilots and non-pilots.

B.    Determining The Amount Of Labor Costs Reductions Needed

41.    In arriving at the total $930 million annual labor cost reductions reflected in the Business Plan, we looked at the additional annual financial benefits necessary after revenue enhancements and all other potential cost reductions had been factored into our draft Plan. Our goal was to attain Delta labor costs that would allow us to be profitable at prevailing fare levels, albeit with some revenue premium for Delta. Through this process, we determined that Delta needed an additional $930 million in annual labor cost reductions, in addition to the savings from headcount reductions due to planned capacity reductions (which are factored into the Business Plan as part of the $1.1 billion to be achieved through revenue and network improvements) in order to make the Business Plan work.

42.    After determining the required amount of labor cost reductions, we then had to make a judgment about how that total should be allocated among the various employee groups. To make this allocation, we considered various factors, including (a) existing pay rates, benefits, and work rules, and (b) market rates for similar employees at other airlines. Our goal was to achieve an equitable allocation, given all the circumstances, including our need to achieve a total annual savings of $930 million. While such a judgment is necessarily not an exact science, we did attempt to use external and internal benchmarks in reaching our conclusions.

43.    In reviewing “market rates,” we compared Delta’s labor costs to the comparable labor costs of other carriers that compete with Delta, including all of the so-called legacy carriers and most of the low cost carriers, with a focus on US Airways and AirTran Airlines. We focused on these two carriers because (a) they operate predominantly in many of the East Coast markets served by Delta; (b) AirTran has consistently had a low cost structure that enables it to provide intense price competition to Delta; and (c) the reorganized US Airways has now also achieved a relatively low labor cost structure.

44.    Through this process, we concluded that it is reasonable, necessary, and equitable that $325 million of the annual labor cost reductions should come from changes to the ALPA Agreement and $605 million from non-pilot labor cost reductions. Accordingly, $325 million is the amount Delta is seeking through its Section 1113 Proposal through wage and benefit reductions and work rule changes that will result in increased efficiencies and/or reduced headcount. The remaining $605 million of the required annual savings will come from ground employees and flight attendants. The pay cuts for ground employees and flight attendants will be implemented on November 1, 2005; the outsourcing of non-contract positions has begun and will be completed as soon as possible.

45.    In sum, Delta’s labor cost reduction plan is based on four principles: It is executive-led, equitable, market-based, and performance-linked.

•
Executive-led: Senior officers will fully participate. CEO Jerry Grinstein will take a 25 percent pay cut, and other officers will take a 15 percent pay cut. There will be no bonuses for senior officers for 2005, even if pre-established operational and customer satisfaction performance goals are met. Even before these reductions, the compensation of Delta’s senior officers was well below market levels. Following a planned corporate overhead reduction, leadership ranks also will be reduced commensurate with front-line reductions.11

•
Equitable: The sacrifices will be shared by all Delta people equitably and within the context of a comprehensive business plan that involves many other Delta stakeholders. Pilots represent 35% of Delta’s mainline labor costs. The Section 1113 Proposal - containing $325 million in pilot labor cost reduction - is 35% of the total labor cost reductions in the Business Plan.

•
Market-based: Delta’s compensation levels will be based largely on market-to-market comparisons. This means that instead of instituting the same across-the-board pay cut for all work groups, new pay rates will be set by work group. The rates will vary depending on the level of adjustment needed to bring each group in line with the lower pay scales of their peers in Delta’s new competitive set. As management compensation already is below market, management compensation reductions will not be based on market comparisons.

•
Performance-linked: Delta plans to enhance its existing profit sharing plan to ensure that all employees will be rewarded for their sacrifices when we become profitable. Delta’s current profit sharing plan provides covered employees with an annual aggregate payment equal to 10% of “pre-tax income” over $500 million per

11 Delta has already experienced unwanted attrition and is at risk of losing management talent critical to the successful transformation and ongoing operation of the airline. It may be necessary for Delta to take steps to mitigate this risk.

year, rising to 20% of pre-tax income over $1.5 billion per year. Delta proposes to enhance this plan for all covered employees by providing an annual aggregate payment equal to 15% of the first $1.5 billion in pre-tax income per year, followed by 20% of pre-tax income above $1.5 billion per year. The current stock option plan will be terminated, but Delta will determine the feasibility of a new plan upon emergence from Chapter 11.

46.    In preparing the Business Plan, we recognized the need to be prudent and realistic in our projections, because the risks of failure are extreme and unacceptable. Delta simply cannot afford false optimism which underestimates the magnitude of its financial problems, or the changes essential to address those problems. If it turns out that our cost projections are too high or our revenue projections are too low, and we are more profitable than we expect, the proposed profit-sharing plan will allow covered employees, including the pilots, to share in that success. Delta has proposed generous enhancements to the existing profit sharing plan in light of the planned reductions in wages and benefits. If, however, for whatever reason — further increases in the price of jet fuel, natural disasters, global political events, or a recession — our costs increase or our revenues decline from the levels contemplated by the Business Plan, Delta has very little cushion in the Business Plan. The projected liquidity and EBITDAR permit only a very small margin of error.

47.    While the additional sacrifices being asked of our pilots are substantial, these sacrifices are equitable when considering all the other actions Delta has taken to reduce costs. All Delta employee groups are participating in the cost reduction program through pay cuts, benefit cuts, and job reductions. Further, it would be unfair and unworkable to reduce non-pilot pay, benefits and jobs while not obtaining appropriate reductions from pilots. Even more basically, the pilot labor cost reductions are essential to ensure that Delta has a competitive cost structure.

V.    DELTA’S FOUR YEAR PROGRAM TO REDUCE COSTA AND ENHANCE  REVENUES

48.    In response to the financial and competitive challenges facing the Company since 2001, Delta has taken vigorous actions to preserve and enhance liquidity, to reduce costs and to enhance revenues. At any other time in Delta’s history, the massive changes and cost reductions already achieved would have led to profitability rather than bankruptcy. From 2002 through 2004, under its “Profit Improvement Initiatives” and later “Transformation Plan”, Delta identified $5 billion in annual cost reductions and revenue enhancements. Prior to its Chapter 11 filing, Delta implemented initiatives to achieve approximately 85% of the targeted $5 billion in financial benefits, and is on track to achieve the remainder of these benefits by the end of 2006. Those changes are the foundation for the additional $3 billion in cost reductions and revenue enhancements which Delta is implementing under the Business Plan. A summary of Delta’s Profit Improvement Initiatives and Transformation Plan is set forth below.

49.    The Profit Improvement Initiatives.  Since 2001, Delta has aggressively reviewed its business activities to identify opportunities to reduce costs and enhance revenues. Following the traumatic events of September 11, 2001, Delta, like most other major carriers, reduced its schedule and eliminated thousands of jobs. All told, in 2002, Delta reduced its annual operating costs by approximately $1 billion. Thereafter, in the fall of 2002, Delta embarked on its Profit Improvement Initiatives (“PII”), with a goal of further reducing its costs and increasing its revenues by $3 billion over 2002 levels. As listed below, Delta achieved approximately $2.38 billion in benefits under the PII by the end of 2004, and was on schedule to achieve the remainder:

50.    The Transformation Plan. While the PII process was successful in meeting its targets, Delta’s financial condition continued to deteriorate due to skyrocketing fuel costs and declining yields. Accordingly, in September 2004, Delta announced its “Transformation Plan,” which called for an additional $2 billion in annual benefits by the end of 2006, over 2002 levels, bringing the total target to $5 billion annually. The $5 billion in targeted benefits included the approximately $2.38 billion in benefits Delta achieved under PII by the end of 2004, plus the $1 billion in pilot labor cost reductions which began December 1, 2004, and the $350 million savings from the 10% pay reduction and benefit changes for non-pilot employees which became effective January 1, 2005.

 Among the operational changes in the Transformation Plan were (a) the de-hubbing of Delta’s operations at Dallas/Ft. Worth and re-deploying aircraft used in that market to grow our hub operations in Atlanta, Cincinnati and Salt Lake City, as well as offering new destinations and expanded frequencies to key focus cities such as New York and Orlando; and (b) redesigning Delta’s flight schedule at its primary hub, Atlanta, from a “banked” to a “continuous” operation to increase efficiency and reduce costs. The Transformation Plan also called for the retirement of a minimum of four aircraft types in four years.

51.    Corporate Strategic Review Expands Transformation Plan. Unfortunately, despite all these efforts and sacrifices, intense price competition and high fuel costs in 2005 demonstrated that the Transformation Plan goals for cost reductions and revenue enhancements were still not enough. This year, the financial challenges facing Delta and the industry caused us to conduct another exhaustive review of our business to see where we could improve upon the Transformation Plan; Delta initially called this process a Corporate Strategic Review. As the summer of 2005 progressed, opportunities to reduce costs and/or enhance revenues identified in the Corporate Strategic Review were incorporated into the Business Plan and became part of the foundation for the additional $3 billion in cost reductions and revenue enhancements which Delta is implementing under the Business Plan.

VI.    DELTA HAS OPENED ITS BOOKS TO ALPA

52.    I understand that the full scope of Delta’s information sharing with ALPA is described in the Declaration of Geraldine Carolan, Delta’s Vice President-Labor Relations. I note briefly my personal involvement in this process. Delta’s 2001 Agreement with ALPA required that Delta provide monthly financial data and quarterly financial update presentations to ALPA’s leaders and their advisors. I have personally participated in these updates while employed by Delta.12  Since June 2005, these meetings have been held monthly in light of Delta’s deteriorating financial results.

53.    In addition, there have been numerous special meetings with the ALPA leaders and advisors to explain the Business Plan and Delta’s financial situation. Shortly after my return to Delta on July 22, 2005, I briefed ALPA’s leadership and their advisors on Delta’s rapidly declining liquidity. At this meeting I discussed projections showing Delta’s unrestricted cash falling substantially below $1 billion in the near term absent new financing or asset sales, and potentially disappearing altogether before the end of 2005. At that time I committed to keeping ALPA well informed about Delta’s contingency planning. Honoring that commitment, I met again with the ALPA leaders and their advisors on August 16, when I presented an early version of the Business Plan and discussed possible DIP financing. The Blackstone Group and I then made a special presentation to ALPA leaders and advisors on August 31 regarding Delta’s negotiations with DIP lenders.

12 I did not attend during the period in 2005 in which I was not employed by Delta.

Thereafter, I directed the release of substantial data to ALPA in early September and spoke personally several times with ALPA’s financial analyst, Ana McAhron Shulz. On September 12, I participated in Delta’s meeting with ALPA and presented an explanation of how Delta arrived at its proposed $930 million in labor cost reductions.

VII.    CONCLUSION

54.    A negotiated agreement with ALPA remains Delta’s preferred solution. In the absence of such an agreement, however, there is simply no doubt in my mind that rejection of the ALPA Agreement, and implementation of Delta’s Section 1113 Proposal, is necessary for the reorganization of Delta. Without the savings that would be achieved through the Section 1113 Proposal, Delta will not be able to achieve the financial benefits required by the Business Plan. In the Business Plan, and in the prior four years, Delta has acted with diligence and determination to enhance revenues and to reduce costs. Delta will not be able to stem its losses and become profitable or comply with the covenants in its DIP financing without achieving all material aspects of the Business Plan, including the required reduction in labor costs.

Pursuant to 28 U.S.C. §1746, I declare under penalty of perjury that the foregoing is true and correct.

Executed at Atlanta, Georgia on November 1, 2005.

/s/ Edward H. Bastian
Edward H. Bastian